Exhibit 10.2

Contract#	CT20180221
Place of Signing	SiShui
Date of Signing	21st February 2018
Shandong Spring Pharmaceutical Co., Ltd.

Healthcare Products Purchase Agreement

February 21st 2018

Healthcare Products Purchase Agreement

Purchaser: Shandong Spring Pharmaceutical Co., Ltd. (hereinafter referred to as Party A);

Supplier: Shandong Yongchuntang Group Co., Ltd. (hereinafter referred to as Party B):
After full negotiation between both parties, this contract is concluded specially for mutual compliance.

Article 1: Product Name, Variety, Specification and Quality

1. Product Name, Variety, Specification, Unit Price

Product Code	Product Name	Specifications	Unit	Purchase Order Price	Product Combination Details

CT001	Healthcare Products Portfolio No. 1	1*3	Set	650.00	1 bottle of ganoderma and rhodiola capsules, 1 bottle of spirulina green treasure capsules, 1 bottle of zinc, calcium, vitamin tablets

CT002	2.Healthcare Products Portfolio No. 2	1*3	Set	650.00	1 bottle of ganoderma and rhodiola capsule, 1 bottle of spirulina capsule, 1 bottle of ginkco green treasure protein tablets

CT003	Healthcare Products Portfolio No. 3	1*3	Set	1280.00
1 bottle of acer truncatum bungee seed soft capsules for children (300mg per capsule), 1 bottle of acer truncatum bungee seed soft capsules for adults (500mg per capsule), 1 bottle of ganoderma and rhodiola capsules

CT004	Healthcare Products Portfolio No. 4	1*3	Set	650.00	1 bottle of Kang Le capsules, 1 bottle of (ii) Spirulina green treasure capsules, 1 bottle of (iii) Wolfberry tablets

CT005	Healthcare Products Portfolio No. 5	1*3	Set	650.00	1 bottle of spirulina green treasure capsules, 1 bottle of compound saussurea aloe tablets, 1 bottle of compound wolfberry tablets

CT006	Ginkgo Aglycone soft capsules	0.5g x 80 capsules	Bottle	360.00

CT007	Ginkgo Herbal Tea	3x2.5gx180 bags	Box	680.00

CT008	Ginkgo Skincare Product Package	1*5		700.00	1 each of eye cream, night cream, lotion, active skin, essence

CT009	Magnetic mattress products	1*3	Set	7780.00	1 set of mattress, 2 sets of pillow

2. The quality requirements of products are implemented according to national standards.

Article 2: Quantity, Unit of Measurement and Measurement Method of Products

 1. Product Supply Quantity: Party B determines the supply quantity according to Party A's sales situation.

2. Units of Measurement, Measurement Methods: Party B's product packaging (box or bottle) as a unit.

Article 3: Packaging Standards and Outer Packaging of Products
The packaging is not polluted, not broken, and easy to transport. The packaging is a three-layer corrugated carton.

Article 4: Delivery Methods and Shipping Methods of Products
1. Delivery Method: Party A picks up the goods from Party B's warehouse, and the two parties confirm the delivery quantity and sign it each day.
2. Transportation: Third-party Logistics Company to carry out the shipment.
Article 5 Delivery Requirements for Products: Party B must guarantee Party A's source of supply and must not be out of stock.

Article 6: Settlement of Product Prices and Payments
1. The price of the product is executed at the agreed prices of both parties:
2. Settlement of Product Payment: three times monthly settlement , 10 days once by the shipping commissioner after summarize shipments and along with the sales department's sales data check, after verifying the final amount, the purchase price amount is deducted from Party A's advances to Party B.
Article 7: Time and Method for Disputing Products
1. When Party A picks up the goods and finds that the product's type, model, specification, and quality are not compliant, it must not pick up the goods.
2. Party A shall not raise any objection due to damage caused by packaging or other problems during the transportation process.
Article 8: Liability for Breach of Contract
1. Party A shall issue a purchase plan to Party B one month before hand, Party B shall arrange the production according to this plan to ensure Party A's supply. If Party B could not deliver on demand, Party A should pay Party B a penalty of 3% of the price of the goods to be delivered.
2. As a result of the quality defects in the production process and the customer of Party A complaints, the resulting costs incurred are borne entirely by Party B.
Article 9: Force Majeure
If either Party A or B fails to perform the contract due to the cause of force majeure, it shall promptly notify the other party of the reasons for failure to perform or inability to perform fully, in order to reduce the losses that may be caused to the other party. After obtaining the proof from relevant institution, it is allowed for postponement of performance, partial performance or non-performance of the contract and according to the circumstances may be partially or completely exempted from liability for breach of contract.

Article 10: Others

The liquidated damages, compensations and various economic losses that should be paid in accordance with the provisions of this contract shall be paid within 10 days after clarifying the responsibilities; otherwise, they shall be treated as overdue payments. However, either party may not deduct the goods themselves or deduct the payment to cover them.
If there is a dispute in this contract, the parties concerned shall promptly negotiate and resolve it. When the negotiation fails, either party may apply to the Arbitration Commission for arbitration or may directly file a lawsuit in the People's Court.
This contract has been signed and effective since February 26, 2018. The contract period is one year. (If there is no change in the terms of the contract, it will be automatically extended upon expiration.) Both sides of Party A and Party B shall not arbitrarily change or rescind the contract during the execution period of the contract. If the contract has any unsettled affairs, the two parties must negotiate with each other and make supplementary provisions. The supplementary provisions are equivalent to the contract. The original copy of this contract is made in two copies, Party A and Party B each hold one copy.
Purchaser: (official seal) Supplier: (official seal)

Legal Representative: Weirong Wu  Legal Representative: Tinghe Yan

Signing date: February 21, 2018